UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2013

PIONEER NATURAL RESOURCES COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13245	75-2702753
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5205 N. O’Connor Blvd., Suite 200, Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 444-9001

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 7, 2013, Pioneer Natural Resources Company (“Pioneer”) delivered a proposal to the chairman of the Conflicts Committee (the “Conflicts Committee”) of Pioneer Natural Resources GP LLC (“Pioneer GP”), the general partner of Pioneer Southwest Energy Partners L.P. (“Pioneer Southwest”), to acquire all of the outstanding common units of Pioneer Southwest that are held by unitholders other than Pioneer or its subsidiaries for consideration of 0.2234 of a share of common stock of Pioneer for each outstanding common unit of Pioneer Southwest held by such unitholders in a transaction to be structured as a merger of Pioneer Southwest with a wholly-owned subsidiary of Pioneer. In proposing the 0.2234 exchange ratio, Pioneer has assumed that a regular quarterly common unit distribution of $0.52 per common unit will be declared in July and that, thereafter, common unit distributions will be suspended while the transaction is pending. The consummation of the transactions contemplated by Pioneer’s proposal is subject to Pioneer board approval, approval of the Conflicts Committee and the negotiation of a definitive agreement.

Pioneer expects that the Conflicts Committee will consider the proposal and respond to Pioneer in due course. There can be no assurance that a definitive agreement will be executed or that any transaction will be approved or consummated.

Pioneer owns 100% of Pioneer GP and owns approximately 52.4% of the 35,713,700 outstanding common units of Pioneer Southwest.

A copy of Pioneer’s press release dated May 7, 2013 announcing the proposal to the Conflicts Committee is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1(a)	Press release of Pioneer issued May 7, 2013.

(a)	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Frank W. Hall
Frank W. Hall
Vice President and Chief Accounting Officer

Dated: May 7, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1(a)	Press release of Pioneer issued May 7, 2013.

(a)	Filed herewith.